Exhibit 4.30

DESCRIPTION OF 6.875% MANDATORY CONVERTIBLE PREFERRED STOCK
The following is a summary of certain provisions of our 6.875% Mandatory Convertible Preferred Stock, Series A, par value of $0.01 per share (“Mandatory Convertible Preferred Stock”). A copy of the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock (“Certificate of Designations”), as well as our Restated Certificate of Incorporation (“Charter”), are each filed as an exhibit to the Annual Report on Form 10-K. This description of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and the Certificate of Designations.

As used in this Description of 6.875% Mandatory Convertible Preferred Stock, unless otherwise expressly stated or the context otherwise requires, the terms “Crown Castle International Corp.”, “the Company”, “us”, “we” or “our” refer to Crown Castle International Corp. and not any of its subsidiaries. As set forth in this Description of 6.875% Mandatory Convertible Preferred Stock, the conversion rates and related calculations reflect adjustments made up to and including December 31, 2019 and may be subject to further adjustment as provided herein.
General
Under our Charter, our board of directors is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series by filing a certificate of designations with the Secretary of State of the State of Delaware. Such certificate of designations may set forth the designations, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions thereof, including the dividend rate, the redemption provisions, if any, the amount payable in the event of our voluntary or involuntary liquidation, winding-up or dissolution, the terms and conditions, if any, of conversion and the voting rights.

The Mandatory Convertible Preferred Stock is, and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be, fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class. Computershare Inc. serves as transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock. Shares of the Mandatory Convertible Preferred Stock are listed for trading on the New York Stock Exchange (“NYSE”) under the trading symbol “CCI.PRA.”

Ranking
The Mandatory Convertible Preferred Stock, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, ranks:

•
senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (“initial issue date”), the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (“junior stock”);

•
on parity with each class or series of our capital stock established after the initial issue date, the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (“parity stock”);

•
junior to each class or series of our capital stock established after the initial issue date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (“senior stock”); and

•	junior to our existing and future indebtedness.

Dividends
Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of the Mandatory Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 6.875% on the liquidation preference of $1,000.00 per share of the Mandatory Convertible Preferred Stock (equivalent to $68.75 per annum per share), payable in cash, by delivery of shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “-Method of Payment of Dividends” below. Declared dividends on the Mandatory Convertible Preferred Stock are payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2017, to and including the mandatory conversion date (as defined below) (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends are payable on the relevant dividend payment date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at 5:00 p.m., New York City time, on the immediately preceding January 15, April 15, July 15 and October 15 (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period commenced on, and included, the initial issue date of the Mandatory Convertible Preferred Stock and ended on, and excluded, the November 1, 2017 dividend payment date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) is computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period is computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of 12 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period was $18.1424 per share (based on the annual dividend rate of 6.875% and a liquidation preference of $1,000.00 per share) and was paid on November 1, 2017 to the holders of record thereof on October 15, 2017. The dividend on the Mandatory Convertible Preferred Stock for each subsequent dividend period, when, as and if declared, is $17.1875 per share (based on the annual dividend rate of 6.875% and a liquidation preference of $1,000.00 per share). Accumulations of dividends on shares of the Mandatory Convertible Preferred Stock do not bear interest.

No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.
Except as described above, dividends on shares of Mandatory Convertible Preferred Stock converted to common stock will cease to accumulate on the mandatory conversion date, the fundamental change conversion date or the early conversion date (each, as defined below), as applicable.
Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.

So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of junior stock, and no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other junior stock, (ii) purchases, redemptions or other acquisitions of common stock or other junior stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the share dilution amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount; (iii) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iv) purchases of common stock or other junior stock pursuant to a contractually binding requirement to buy common stock or other junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or (v) the deemed purchase or acquisition of fractional interests in shares of our common stock or other junior stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged. The phrase “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with U.S. GAAP, and as measured from the initial issue date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any dividend payment date, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such parity stock bear to each other; provided that any unpaid dividends will continue to accumulate.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends
Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in “-Mandatory Conversion” and “-Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	by delivery of any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portions of such payment that will be made in cash and in shares of our common stock no later than 10 scheduled trading days

(as defined below) prior to the dividend payment date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares will be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the average VWAP per share of our common stock (as defined below) over the five consecutive trading day (as defined below) period beginning on and including the seventh scheduled trading day (as defined below) prior to the applicable dividend payment date (“average price”).
No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead pay a cash adjustment to each holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the average price with respect to such dividend.
To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of, or for resales of, shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act of 1933, as amended, and the rules and regulations thereunder. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the NYSE (or if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).
Notwithstanding the foregoing, in no event will the number of shares of our common stock to be delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $33.23, which amount represents 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “-Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the average price, we will, if we are legally able to do so, pay such excess amount in cash.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000.00 per share of the Mandatory Convertible Preferred Stock (“liquidation preference”), plus an amount (“liquidation dividend amount”) equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities owed to our creditors and holders of shares of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the liquidation preference plus the liquidation dividend amount on the shares of Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding up or dissolution) on, all parity stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and all holders of any other such parity stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment to any holder of Mandatory Convertible Preferred Stock of the full amount of the liquidation preference and the liquidation dividend amount for such holder’s shares of Mandatory Convertible Preferred Stock, such holder of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets. See “-General.”

Neither the sale of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
Our Charter, including the Certificate of Designations for the Mandatory Convertible Preferred Stock, does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.
Voting Rights
The holders of the Mandatory Convertible Preferred Stock do not have any voting rights, except as described below and as specifically required by Delaware law from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of stockholders, to fill such newly created directorships by electing two additional directors (“preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred stock directors. In the event of a nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of stockholders be called to elect such preferred stock directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred stock directors, to the extent otherwise permitted by our bylaws, will be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The preferred stock directors will stand for reelection annually, and at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect preferred stock directors, the holders of record of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of voting preferred stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other voting preferred stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred stock directors.

As used in this Description of 6.875% Mandatory Convertible Preferred Stock, “voting preferred stock” means any series of our preferred stock, in addition to the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full (a “nonpayment remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election of preferred stock directors after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or by vote at an annual or special meeting of such stockholders:

(1)
amend or alter the provisions of our Charter or the Certificate of Designations for the Mandatory Convertible Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of senior stock; or

(2)
amend, alter or repeal any provision of our Charter or the Certificate of Designations for the Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

(3)
consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock, or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) such shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction (any such preferred stock being referred to herein as “qualifying preferred stock”), provided, however, that (1) any increase in the amount of our authorized but unissued shares of our preferred stock, (2) any increase in the amount of our authorized Mandatory Convertible Preferred Stock or the issuance of any additional shares of the Mandatory Convertible Preferred Stock or (3) the authorization or creation of any class or series of parity or junior stock, any increase in the amount of authorized but unissued shares of such class or series of parity or junior stock or the issuance of additional shares of such class or series of parity or junior stock will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote of holders of the Mandatory Convertible Preferred Stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock, then only the series of voting preferred stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.
Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, we may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

•
to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designations;

•
to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Charter or the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock; or

•	to waive any of our rights with respect thereto;
provided that any such amendment, alteration, supplement or repeal of any terms of the Mandatory Convertible Preferred Stock effected in order to conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth in this Description of 6.875% Mandatory Convertible Preferred Stock shall be deemed not to adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Mandatory Convertible Preferred Stock.

Ownership Limitations
To facilitate our continued qualification as a REIT under the Internal Revenue Code of 1986, as amended (“Code”), our Charter contains ownership limitations and transfer restrictions on our capital stock. Our Charter provides that, among other things and subject to certain exceptions, no person (as defined in our Charter) may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution provisions of the Code, more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (which restriction we refer to as the “common stock ownership limit”), or 9.8% in aggregate value of the outstanding shares of all classes and series of our capital stock, including our common stock and the Mandatory Convertible Preferred Stock (which restriction we refer to as the “aggregate stock ownership limit”).
Pursuant to our Charter, if there is any purported transfer of our capital stock or other event or change of circumstances that, if effective, would violate any of the ownership limitations and transfer restrictions on our capital stock, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our capital stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the “purported transferee.” No purported transferee will acquire any rights in such shares and any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in our Charter, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of our capital stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price on the day of such event and (ii) the market price of the shares on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. We may reduce the amount payable to the purported transferee by the amount of dividends or other distributions that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions held by the trustee with respect to such capital stock. In addition, if prior to discovery by us that shares of our capital stock have been transferred to a trust, such shares of capital stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount will be paid to the trustee upon demand and immediately paid to the charitable beneficiary. The purported transferee will have no rights in the shares held by the trustee.
The REIT-related ownership provisions of our Charter could have the effect of delaying, deferring or preventing a takeover or other transaction in which stockholders might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.
Our board of directors, in its sole discretion, may (prospectively or retroactively) exempt a person from the aggregate stock ownership limit and common stock ownership limit described above and may establish different limits on ownership for any such person (which we refer to as an “excepted holder limit”) and (prospectively or retroactively) increase any excepted holder limit with respect to any person, subject to such terms, conditions, representations and undertakings as our board of directors deems appropriate.
Mandatory Conversion
Each share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on August 1, 2020 (“mandatory conversion date”), into a number of shares of our common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record as of the immediately preceding record date, as described above under “-Dividends.” If on or prior to the mandatory conversion date we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends (“additional conversion amount”) divided by the greater of the floor price and 97% of the average price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.
The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the mandatory conversion date, subject to any further adjustment as described above for any additional conversion amount or as described in “-Anti-dilution Adjustments” below, was as follows:

•
if the applicable market value of our common stock is greater than $113.93 (“threshold appreciation price”), then the conversion rate will be 8.7772 shares of our common stock per share of the Mandatory Convertible Preferred Stock (“minimum conversion rate”), which is approximately equal to $1,000.00 divided by the threshold appreciation price;

•
if the applicable market value of our common stock is less than or equal to the threshold appreciation price but greater than or equal to $94.94 (“initial price”), then the conversion rate will be equal to $1,000.00 divided by the applicable market value of our common stock, which will be between 8.7772 and 10.5326 shares of our common stock per share of the Mandatory Convertible Preferred Stock; or

•
if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 10.5326 shares of our common stock per share of the Mandatory Convertible Preferred Stock (“maximum conversion rate”), which is approximately equal to $1,000.00 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to any further adjustment as described above for any additional conversion amount or as described in “-Anti-dilution Adjustments” below.
Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of the Mandatory Convertible Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no further conversion adjustments as described above for any additional conversion amount or as described below in “-Anti-dilution Adjustments” and that dividends on the Mandatory Convertible Preferred Stock will be paid in cash and not in additional shares of our common stock. The actual applicable market value of our common stock may differ from those set forth in the table below. Given an initial price of $94.94 and a threshold appreciation price of $113.93, a holder of the Mandatory Convertible Preferred Stock would receive on the mandatory conversion date the number of shares of our common stock per share of the Mandatory Convertible Preferred Stock set forth below:

Applicable market value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Conversion value (applicable market value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
$ 70.00	10.5326	$ 737.28
$ 80.00	10. 5326	$ 842.61
$ 90.00	10. 5326	$ 947.93
$ 94.94	10. 5326	$ 999.97
$100.00	10.1112	$1,011.12
$105.00	10.1112	$1,061.68
$110.00	9.1920	$1,011.12
$113.93	8.7772	$ 999.99
$120.00	8.7772	$1,053.26
$140.00	8.7772	$1,228.81
$160.00	8.7772	$1,404.35

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be greater than the $1,000.00 liquidation preference of a share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be equal to the $1,000.00 liquidation preference of a share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $1,000.00 liquidation preference of a share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.
Definitions
“Applicable market value” means the average VWAP per share of our common stock over the 20 consecutive trading day period (“settlement period”) beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.
The “threshold appreciation price” represents a 20% appreciation over the initial price.
A “trading day” is a day on which our common stock:

•
is not suspended from trading, and on which trading in our common stock is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock;
provided that if our common stock is not traded on any such exchange, association or market, “trading day” means any business day.
A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “CCI <EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means the average of the VWAPs for each trading day in the relevant period.
Conversion at the Option of the Holder
Other than during a fundamental change conversion period (as defined below in “-Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the Mandatory Convertible Preferred Stock will have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), at any time prior to the mandatory conversion date, into shares of our common stock at the minimum conversion rate of 8.7772 shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described in “-Anti-dilution Adjustments” below.
If, as of the effective date of any early conversion (“early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to the amount of undeclared, accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period (“early conversion settlement period”) commencing on and including the 22nd scheduled trading day immediately preceding the early conversion date (“early conversion average price”). Notwithstanding the last sentence under “-Method of Payment of Dividends” above, to the extent that the cash amount of the undeclared, accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to the relevant early conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.
Except as described above, upon any optional conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such record date, as described in the section above entitled “-Dividends.”
Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount
General
If a “fundamental change” (as defined below) occurs on or prior to the mandatory conversion date, holders of the Mandatory Convertible Preferred Stock will have the right to:

(i)
convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into a number of shares of common stock equal to the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock described below;

(ii)	with respect to such converted shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the accumulated dividend amount (as defined below) payable in cash or shares of our common stock, subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the effective date of a fundamental change falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record on the immediately preceding record date, as described in “-Dividends”, and the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.
To exercise this right, holders must submit their Mandatory Convertible Preferred Stock for conversion at any time during the period (“fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined below) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if earlier, the mandatory conversion date) at the conversion rate specified in the table below (“fundamental change conversion rate”). Holders of the Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant fundamental change conversion rate or to receive the relevant fundamental change dividend make-whole amount or the relevant accumulated dividend amount.
We will notify holders of the anticipated effective date of a fundamental change at least 20 calendar days prior to such anticipated effective date or, if such prior notice is not practicable, notify holders of the effective date of a fundamental change no later than the second business day immediately following the actual effective date. If we notify holders of a fundamental change later than the 20th calendar day prior to the effective date of a fundamental change, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the effective date of the fundamental change to, but excluding, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date.
A “fundamental change” will be deemed to have occurred, at such time after the initial issue date of the Mandatory Convertible Preferred Stock, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which (excluding cash payments for fractional shares or pursuant to appraisal rights) is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (“Exchange Act”), whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors or we otherwise become aware of such beneficial ownership; or (iii) our common stock (or, following a reorganization event, any common stock, depositary receipts or other securities representing common equity interests into which the Mandatory Convertible Preferred Stock becomes convertible in connection with such reorganization event) ceases to be listed for trading on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another United States national securities exchange (each, a “qualifying market”). For the purposes of this definition of “fundamental change,” any transaction or event that constitutes a fundamental change under both clause (i) and clause (ii) above will be deemed to constitute a fundamental change solely under clause (i) of this definition of “fundamental change.”

Fundamental Change Conversion Rate
The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change (“effective date”) and the price (“share price”) paid or deemed paid per share of our common stock therein. If the holders of our common stock receive only cash in the fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average VWAP per share of our common stock over the 10 consecutive trading day period ending on the trading day preceding the effective date.
The share prices set forth in the first row of the table (i.e., the column headers) are subject to adjustment as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted. Any adjusted share price will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth in “-Anti-dilution Adjustments.”
The following table sets forth the fundamental change conversion rate per share of the Mandatory Convertible Preferred Stock for each share price and effective date set forth below.

	Share price on effective date
Effective date	$19.78	$39.56	$64.28	$94.94	$98.90	$108.79	$113.93	$123.62	$143.40	$173.07	$222.52	$296.70	$395.60
August 1, 2020	10.5326	10.5326	10.5326	10.5326	10.1112	9.1920	8.7772	8.7772	8.7772	8.7772	8.7772	8.7772	8.7772

The exact share price and effective date may not be set forth in the table, in which case:

•
if the share price is between two share price amounts on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower share price amounts and the earlier and later effective dates, as applicable, based on a 365-day year;

•
if the share price is in excess of $395.60 per share (subject to further adjustment as described above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•
if the share price is less than $19.78 per share (subject to further adjustment as described above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount
For any shares of the Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, in addition to the common stock issued upon conversion at the fundamental change conversion rate, we will at our option:

(a)
pay the holder in cash, to the extent we are legally permitted to do so, an amount equal to the present value, calculated using a discount rate of 3.25% per annum, of all dividend payments on the Mandatory Convertible Preferred Stock for all the remaining dividend periods (excluding any accumulated dividend amount) for all remaining dividend periods (including any partial dividend period) from and including such effective date to but excluding the mandatory conversion date (“fundamental change dividend make-whole amount”),

(b)
increase the number of shares of our common stock to be issued on conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the share price, or

(c)	pay the fundamental change dividend make whole-amount through any combination of cash and shares of our common stock in accordance with the provisions of clauses (a) and (b) above.
In addition, to the extent that the accumulated dividend amount exists as of the effective date of the fundamental change, holders who convert their Mandatory Convertible Preferred Stock within the fundamental change conversion period will be entitled to receive such accumulated dividend amount upon conversion. As used herein, the term “accumulated dividend amount” means, with respect to any fundamental change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, for dividend periods prior to the effective date for the relevant fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding such effective date to, but excluding, such effective date. The accumulated dividend amount will be payable at our option:

•	in cash, to the extent we are legally permitted to do so,

•	in an additional number of shares of our common stock equal to (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the share price, or

•	in a combination of cash and shares of our common stock in accordance with the provisions of the preceding two bullets.
We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in our common stock. In addition, if we elect to deliver common stock in respect of all or any portion of the fundamental change dividend make-whole amount or the accumulated dividend amount, to the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or the dollar amount of any portion thereof paid in common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the share price, we will, if we are legally able to do so, pay such excess amount in cash. Any such payment in cash may not be permitted by our then existing debt instruments, including any restricted payments covenants.
No fractional shares of our common stock will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the fundamental change dividend make-whole amount or the accumulated dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the seventh scheduled trading day immediately preceding the conversion date.
Not later than the second business day following the effective date of a fundamental change (or, if we provide notice to holders of the fundamental change prior to the anticipated effective date of a fundamental change as described above, on the date we give holders notice of the anticipated effective date of a fundamental change), we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

•
the accumulated dividend amount as of the effective date of the fundamental change and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable.

Our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash, our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures
Upon Mandatory Conversion
Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in “-Anti-dilution Adjustments”, prior to 5:00 p.m., New York City time, on the mandatory conversion date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock. A certificate representing the shares of common stock issuable upon conversion will be issued and delivered to the converting holder or, if the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash to which the converting holder is entitled, on the later of (i) the third business day immediately succeeding the Mandatory Conversion Date and (ii) the third business day immediately succeeding the last day of the settlement period.
Upon Early Conversion
If the holder elects to convert the Mandatory Convertible Preferred Stock prior to the mandatory conversion date, in the manner described in “-Conversion at the Option of the Holder” or “-Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”, the holder must observe the following conversion procedures:

If shares of the Mandatory Convertible Preferred Stock are in global form, to convert the Mandatory Convertible Preferred Stock the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If shares of the Mandatory Convertible Preferred Stock are held in certificated form, the holder must comply with certain procedures set forth in the Certificate of Designations for the Mandatory Convertible Preferred Stock. In either case, if required, the holder must pay all transfer or similar taxes or duties, if any.
The conversion date will be the date on which the holder has satisfied the foregoing requirements. The holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock if the holder exercises his or her conversion rights, but the holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than that holder’s own. Common stock will be issued and delivered to the converting holder, or, if the Mandatory Convertible Preferred Stock being converted is in global form, the shares of common stock issuable upon conversion shall be delivered through the facilities of DTC, in each case together with delivery by us to the converting holder of any cash to which the converting holder is entitled, only after all applicable taxes and duties, if any, payable by the holder have been paid in full and will be issued or delivered on the latest of (i) the third business day immediately succeeding the conversion date, (ii) the third business day immediately succeeding the last day of the early conversion settlement period and (iii) the business day after the holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose, and the holder will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers for the common stock and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Fractional Shares
No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP of our common stock over the five consecutive trading day period beginning on, and including, the seventh scheduled trading day immediately preceding the applicable conversion date. If the conversion date occurs on or prior to the last trading day of such five consecutive trading day period, payment of the cash payable in lieu of delivery of fractional shares of our common stock shall be deferred until the business day immediately following the last trading day of such five consecutive trading day period.
If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.
Anti-dilution Adjustments
Each fixed conversion rate will be adjusted if:

(1)
We issue shares of common stock to all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination; and

•
the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.

(2)
We issue to all holders of shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of our common stock at a price per share less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•
the numerator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock issuable pursuant to such rights or warrants; and

•
the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common stock.

Any adjustment made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final). For the purposes of this clause (2), the number of shares of our common stock at the time outstanding shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not issue any such rights or warrants in respect of shares of our common stock that we hold in treasury.

(3)
We subdivide or combine our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.
Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4)	We distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, excluding:

•	any dividend or distribution covered by clause (1) above;

•	any rights or warrants covered by clause (2) above;

•	any dividend or distribution covered by clause (5) below; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock; and

•
the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), on such date fixed for determination of the portion of the evidences of indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets so distributed applicable to one share of our common stock.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•
the numerator of which is the sum of the current market price of our common stock and the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock as of the 15th trading day after the effective date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the current market price of such securities); and

•	the denominator of which is the current market price of our common stock.
Any adjustment made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during any settlement period or any early conversion settlement period in respect of shares of the Mandatory Convertible Preferred Stock that have been tendered for conversion, delivery of the common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)
We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our common stock other than a regular, quarterly cash dividend that does not exceed $0.95 per share of our common stock (“initial dividend threshold”), excluding:

•	any cash that is distributed in a reorganization event (as described below);

•	any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding up; and

•	any consideration payable as part of a tender or exchange offer;
in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•
the numerator of which is the current market price of our common stock minus the initial dividend threshold (provided that if the distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero); and

•	the denominator of which is the current market price of our common stock minus the amount per share of such dividend or other distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the fixed conversion rates; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the fixed conversion rates under this clause (5).
Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such fixed conversion rate which would then be in effect if such dividend or other distribution had not been declared.

(6)
We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (“expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)
the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final) on the expiration date of any other consideration paid or payable for shares of our common stock purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.	the number of shares of our common stock outstanding at the time such tender or exchange offer expires, less any purchased shares; and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)	the number of shares of our common stock outstanding at the time such tender or exchange offer expires, including any purchased shares.
Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following the expiration date but will be given effect as of the open of business on the expiration date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during any settlement period or any early conversion settlement period in respect of shares of the Mandatory Convertible Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).
Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets as to which clauses (4) or (5) above apply, applicable to one share of our common stock, distributed to stockholders equals or exceeds the current market price (as determined for purposes of calculating the conversion rate adjustment pursuant to such clause (4) or (5)), rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of our common stock otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.
To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any Mandatory Convertible Preferred Stock, the holder will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow the holder to receive upon conversion, in addition to any common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle the holder to an adjustment to the conversion rate. We currently do not have a rights plan in effect.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•
clauses (2), (4) (but only in the event of an adjustment thereunder not relating to a spin-off) and (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day immediately preceding the “ex-date” (as defined below) with respect to the issuance or distribution requiring such computation;

•
clause (4) above in the event of an adjustment thereunder relating to a spin-off, the “current market price” of our common stock and the capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, is the average VWAP per share of common stock, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first 10 consecutive trading days commencing on and including the fifth trading day following the effective date of such distribution; and

•
clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date of the relevant tender offer or exchange offer.

The term “ex-date”, when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.
In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.
In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of the Mandatory

Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend. See “Material United States Federal Income Tax Considerations.”
All adjustments to each fixed conversion rate will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the mandatory conversion date, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earliest of the mandatory conversion date, an early conversion date and the effective date of a fundamental change, adjustments to each fixed conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.
No adjustment to the fixed conversion rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.
The fixed conversion rates will not be adjusted:

(a)
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any plan;

(b)
upon the issuance of any shares of our common stock or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the initial issue date;

(d)	for a change in the par value of our common stock;

(e)	for stock repurchases that are not tender offers, including structured or derivative transactions;

(f)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(g)	as a result of a tender or exchange offer by a person other than us or one or more of our subsidiaries; or

(h)
for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “-Mandatory Conversion”, “-Conversion at the Option of the Holder” and “-Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will be required, within 10 business days following the occurrence of an event that requires an adjustment to the fixed conversion rates, to provide, or cause to be provided, a written notice of the occurrence of such adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth such adjusted fixed conversion rate.
If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment will also be made to the floor price. Whenever any provision of the Certificate of Designations requires us to calculate the VWAP per share of our common stock over a span of multiple days, we will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the current market price and the average price (as the case may be)) to account for any adjustments to the initial price, the threshold appreciation price, the floor price and the fixed conversion rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).
If:

•
the record date for a dividend or distribution on shares of our common stock occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the mandatory conversion date; and

•
such dividend or distribution would have resulted in an adjustment of the number of shares of common stock issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of such 20-trading day period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record, for each share of their Mandatory Convertible Preferred Stock, of a number of shares of our common stock equal to the mandatory conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.
Recapitalizations, Reclassifications and Changes of Our Common Stock
In the event of:

•
any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition), in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”, with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive), and, at the effective time of such reorganization event, we may amend the Certificate of Designations without the consent of the holders of the Mandatory Convertible Preferred Stock to provide for such change in the convertibility of the Mandatory Convertible Preferred Stock. For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of the Mandatory Convertible Preferred Stock converted following the effective date of such reorganization event will be determined as if references to shares of our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without any interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Mandatory Convertible Preferred Stock is actually converted). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the mandatory conversion rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors or an authorized committee thereof (which determination will be final), except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding the mandatory conversion date of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
In connection with any adjustment to the fixed conversion rates described above, we will also adjust the initial dividend threshold (as defined above) based on the number of shares of common stock or other equity interests comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property.
Reservation of Shares
We will at all times reserve and keep available out of the authorized and unissued common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, free from any preemptive or other similar rights, a number of shares of our common stock equal to the product of the maximum conversion rate then in effect and the number of shares of the Mandatory Convertible Preferred Stock then outstanding.
Transfer Agent and Registrar
Computershare Inc. is the transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.
Book-Entry, Delivery and Form
The Mandatory Convertible Preferred Stock were issued in global form. DTC or its nominee is the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form are shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.

Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.